Exhibit 99.1

New Jersey Mining Company Completes Purchase of 50-Percent Interest in Butte Highlands Gold Project

COEUR D'ALENE, Idaho, February 1, 2016 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) announced today that it has completed its purchase of a 50-percent interest in Butte Highlands Joint Venture LLC, owner of the fully-permitted, high-grade, underground Butte Highlands Gold Project (“Butte Highlands”) south of Butte, Montana.

NJMC’s interest in Butte Highlands is “carried to production” by the joint venture partner, Montana State Gold Company LLC (“MSGC”), which is funding all mine development costs through to commercial production with NJMC’s share of those costs to be repaid from proceeds of future mine production. More than $30-million has been invested at Butte Highlands to-date by MSGC and prior funding partner, Highland Mining LLC. See the NJMC press release dated January 26, 2016 for more details.

NJMC has made payments to Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) totaling $225,000 and 3-million shares of its common stock to complete the purchase.

NJMC President John Swallow stated, “We look forward to working with MSGC to advance the Butte Highlands project toward gold production. While we are not the project operator, we believe the skills and experience of our team can have a positive impact on the project. Butte Highlands is a natural fit for NJMC and we are very pleased to finalize this purchase.”

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho, where it is deploying its mining and milling expertise to build a portfolio of advanced stage assets with near-term cash flow potential and leverage to higher gold prices.

The Company built and is majority-owner and operator of a fully-permitted, recently upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is also 100-percent owner of the Golden Chest Mine, an historic lode gold producer that was recently expanded, modernized, and operated by a world-class lessee; and holds a 50-percent interest in the Butte Highlands Gold Project, where more than $30-million has been invested and being advanced by the managing joint venture partner.

Ownership interests in a mill and two mines, all of which are fully permitted, set NJMC apart from other junior resource companies.

The Company’s common stock trades on the OTC-QB Market under the symbol “NJMC.”

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814